                                                                  EXHIBIT 99.1



                                                         FOR IMMEDIATE RELEASE


GEORGIA GULF COMPLETES CONDEA VISTA ACQUISITION
-----------------------------------------------

     ATLANTA, Nov. 15, 1999 - Georgia Gulf Corporation (NYSE: GGC) today announced it has completed the previously announced acquisition of CONDEA Vista's vinyl business for $270 million effective November 12, 1999. Georgia Gulf's vinyls business now has annual production capacity of 3.1 billion pounds of vinyl chloride monomer (VCM), 2.7 billion pounds of vinyl resin and 875 million pounds of flexible and rigid compounds.
     Edward A. Schmitt, president and chief executive officer of Georgia Gulf said, "This acquisition is an important step in our strategy to become a more integrated manufacturer of chlorovinyl products. We believe we have completed this transaction at the right time in the cycle and at the right price. We are looking forward to a smooth transition as well as the opportunity to serve an even broader market with more products and the flexibility of shipping from multiple locations."
     The CONDEA Vista plants Georgia Gulf has acquired include: the VCM plant in Lake Charles, Louisiana; a 50% joint venture interest in a VCM plant also in Lake Charles; two vinyl resin plants located in Aberdeen, Mississippi and Oklahoma City, Oklahoma; and three vinyl compound plants located in Aberdeen, Mississippi; Jeffersontown, Kentucky; and Mansfield, Massachusetts.

                                      - MORE -

     Georgia Gulf's chlorovinyls and aromatics businesses will now have operations in 12 locations encompassing 22 plants and will employ about 1,500 people.
     Georgia Gulf financed the acquisition, with the refinancing of certain of its existing credit facilities, the proceeds from $200 million Senior Subordinated 10 3/8% Notes due November 1, 2007, and a new $525 million Senior Credit Facility. Proceeds from these financing facilities were also used to purchase a cogeneration facility which was previously leased by the Company. The new Senior Credit Facility is comprised of a $100 million six-year revolving credit facility, a $225 million six-year term loan, and a $200 seven-year term loan.

     Georgia Gulf Corporation, headquartered in Atlanta and listed on the NYSE (GGC), is a major manufacturer and marketer of two highly integrated lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, sodium chlorate, vinyl chloride monomer and polyvinyl chloride resins and compounds. Georgia Gulf's primary aromatic chemical products include cumene, phenol and acetone.
     This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, industry production capacity, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including the annual report on form 10K for the year ended December 31, 1998 and the quarterly report on form 10Q for the quarter ended September 30, 1999.


                                   # # #